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                                                                    EXHIBIT 23.3

                          Independent Auditors Consent

We consent to the use of our report dated March 8, 2000 with respect to the consolidated financial statements of IRI International Corporation and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 10-K of National Oilwell, Inc. dated March 1, 2001.


(signed) KPMG LLP


Houston,Texas
April 12, 2001